LAW OFFICES
            STEARNS WEAVER MILLER WEISSLER ALHADEFF & SITTERSON, P.A.
                                  MUSEUM TOWER
                             150 WEST FLAGLER STREET
                              MIAMI, FLORIDA 33130

                                    ---------
                  MIAMI (305) 789-3200 - BROWARD (954) 463-5440
                               FAX (305) 789-3395


                                  January 10, 1997

HEICO Corporation
3000 Taft Street
Hollywood, Florida 33021

Gentlemen:

        We have acted as counsel for HEICO Corporation, a Florida corporation (the "Company"), with respect to the preparation and filing with the Securities and Exchange Commission of a Form S-8 Registration Statement (the "Registration Statement") in connection with the registration of 63,800 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), issuable pursuant to the Charles Kott Special Executive Option Plan, Sigmund Borox Special Executive Option Plan, Kurt M. Musual Special Executive Option Plan, Sandra A. Edwards Special Executive Option Plan and the Steven M. Iden Special Executive Option Plan (the "Plans"). In so acting, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and such certificates or corporate documents of public officials, and of officers and representatives of the Company, and have made such inquiries of such officers and representatives of the Company, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth. We have examined the Registration Statement, including all exhibits thereto, as filed with the Securities and Exchange Commission, and the Articles of Incorporation and Bylaws of the Company, as amended. We have also examined and are familiar with the proceedings taken by the Company to authorize the issuance of the shares of the Common Stock pursuant to the Plan.

        This opinion has been prepared and is to be construed in accordance with the Report on Standards For Florida Opinions dated April 8, 1991 issued by the Business Law Section of The Florida Bar (the "Report"). The Report is incorporated by reference into this opinion. In rendering the following opinion, we have made no assumptions other than those set forth in the Report.

HEICO Corporation
January 10, 1997
Page 2

        Based upon our examination and consideration of the foregoing documents and information, and in reliance thereon, we are of the opinion that the 63,800 shares of Common Stock registered under the Registration Statement and issuable in accordance with the Plans will, if and when issued and delivered by the Company against payment of adequate consideration therefor in accordance with the Plans, be validly issued, fully paid and non-assessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,


                                       STEARNS WEAVER MILLER
                                       WEISSLER ALHADEFF & SITTERSON, P.A.